Exhibit 99.1

ATP Announces First Quarter 2009 Net Income

HOUSTON--(BUSINESS WIRE)--May 6, 2009--ATP Oil & Gas Corporation (NASDAQ:ATPG) today announced first quarter 2009 net income, results and update.

Highlights include:

  Net income of $1.6 million or $0.05 per basic and diluted share;
  Production of 10.0 Bcfe (55% oil);
  Completed and achieved initial production from two wells, one at the Gomez Hub in the Gulf of Mexico and one at Wenlock in the North Sea;
  Formation of ATP Infrastructure Partners, L.P. with GE Energy Financial Services to own the ATP Innovator;
  Repaid $31.2 million of debt in March 2009 and an additional $5.2 million of debt in May 2009 from the proceeds received relating to ATP Infrastructure.

Results of Operations

ATP recorded net income of $1.6 million or $0.05 per basic and diluted share for the first quarter of 2009, compared to net income of $46.8 million or $1.31 per basic and $1.29 per diluted share for the first quarter of 2008. Oil and gas production for the first quarter of 2009 was 1.7 MMBoe (10.0 Bcfe) compared to 3.6 MMBoe (21.6 Bcfe) for the first quarter of 2008. Oil production was 0.9 MMBbls (55% of total production) and natural gas production was 4.5 Bcf for the first quarter of 2009, compared to 1.6 MMBbls (45% of total production) and 11.8 Bcfe for the first quarter of 2008. In December of 2008, ATP sold 80% of Wenlock and Tors in the U.K. North Sea, which impacted production for the first quarter of 2009. Production was further impacted by curtailment of production at Gomez due to third party pipeline repairs in the Gulf of Mexico. Revenues from oil and gas production were $68.3 million for the first quarter of 2009, compared to $226.0 million for the first quarter of 2008 primarily due to the drop in oil and natural gas prices and the production details noted above. New wells at Gomez and Wenlock and properties placed back on production following hurricane related repairs in the Gulf of Mexico resulted in a 90% increase in production for the first quarter of 2009 compared to the fourth quarter of 2008.

Capital Resources and Liquidity

On March 6, 2009, ATP and GE Energy Financial Services (“GE”) jointly announced the formation of ATP Infrastructure Partners, L.P. (“ATP-IP”). ATP contributed the ATP Innovator to ATP-IP for a 49% limited partner interest and a 2% general partner interest. GE contributed $150.0 million to ATP-IP for a 49% limited partner interest. The ATP Innovator is the floating production facility located on Mississippi Canyon Block 711, currently serving the Gomez Hub. The transaction was effective June 1, 2008 and allows ATP exclusive use of the ATP Innovator during the term of the Platform Use Agreement. ATP remains the operator and continues to hold a 100% working interest in the Gomez field and its oil and gas reserves. Under the partnership agreements, ATP will pay to ATP-IP a minimum fee or a per unit charge for all hydrocarbons processed by the ATP Innovator, and all partners will be entitled to future quarterly cash distributions in accordance with the provisions of the agreement. As a result of this transaction, ATP reduced its long term debt by $31.2 million in March of 2009 and will reduce debt by another $5.2 million in May of 2009.

Working capital, as defined in ATP’s Senior Secured Credit Facility was $43.4 million as of March 31, 2009. ATP had unrestricted cash of $103.4 million and restricted cash of $13.5 million at March 31, 2009, as a result of the successful well at Gomez in the first quarter of 2009, the $13.5 million of restricted cash was released in April of 2009. During the first quarter of 2009, ATP incurred $33.5 million of interest expense. ATP capitalized $20.9 million of this interest, which was directly associated with the construction of the ATP Titan and the Octabuoy. For the quarter ended March 31, 2009, ATP was in compliance with all the terms of its credit agreement. Further, based on the Company’s projections, ATP believes that it will remain in compliance with all of its financial covenants throughout 2009.

During the first quarter 2009 ATP incurred $167.0 million of capital expenditures on oil and gas properties. These expenditures were incurred predominately at ATP’s three major 2009 developments, the Gomez Hub and the Telemark Hub in the Gulf of Mexico and Wenlock in the North Sea. In March 2009, ATP placed on production the Gomez #8 well and the Wenlock #2 well. ATP is currently drilling the #3 well at Wenlock and expects the well to be completed and on production during the second quarter of 2009. ATP is tightening its estimated capital expenditure for 2009 to $300 million to $400 million from the previously announced estimate of $300 million to $500 million. The focus of ATP’s remaining program for 2009 will center on finalizing the drilling and completion of the Wenlock #3 well and achieving first production at ATP’s Telemark Hub. ATP anticipates funding its capital program in 2009 from cash on hand and cash generated from operations. In addition, ATP is actively pursuing the sale of certain infrastructure assets and selected oil and gas properties to further reduce debt and improve liquidity.

	Three Months Ended
	March 31,
	2009	2008

Production
Natural gas (MMcf)	4,474	11,844
Gulf of Mexico	3,887	6,465
North Sea	587	5,379

Oil and condensate (MBbls)	915	1,622
Gulf of Mexico	914	1,610
North Sea	1	12

Natural gas, oil and condensate
Per Mcfe	9,963	21,574
Per Boe	1,661	3,596

Average Prices (1)
Natural gas (per Mcf)	$4.74	$8.96
Gulf of Mexico	4.60	9.28
North Sea	5.74	8.57
Oil and condensate (per Bbl)	38.97	73.96

Natural gas, oil and condensate
Per Mcfe	$5.71	$10.48
Per Boe	34.26	62.88

Deferred Revenue Recognized ($000's)
Natural gas	$1,956	$-
Oil and condensate	9,404	-
Total	11,360	-

Gain (Loss) on Oil and Gas Derivatives ($000's)
Natural gas contracts
Realized or settled during the period	$16,361	$-
Unrealized	(116)	-
Oil and condensate contracts
Realized or settled during the period	-	-
Unrealized	-	-
Total	16,245	-

(1) Includes the effect of cash flow hedges in 2008. Effective January 1, 2009, four U.K. contracts are accounted for as hedges and aggregate net settlements during the quarter of $(0.3) million are reflected in the average oil and gas prices noted above.

First Quarter 2009 Conference Call

ATP Oil & Gas Corporation (NASDAQ:ATPG) will host a conference call on Thursday, May 7, at 10 am central time to discuss the company’s first quarter results, followed by a Q&A session.

Date: Thursday, May 7, 2009
Time: 11:00 am ET; 10:00 am CT; 9:00 am MT and 8:00 am PT

ATP invites interested persons to listen to the live webcast on the company’s website at www.atpog.com. Phone participants should dial (888) 204-4317. A digital replay of the conference call will be available at (888) 203-1112, ID# 4610958, for a period of 24 hours beginning at 1:00 pm CT, and the webcast will be archived for 30 business days at www.atpog.com.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ATP’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in the Company’s SEC filings.

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 31,	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$103,380	$214,993
Restricted cash	13,500	-
Accounts receivable (net of allowance of $352 and $352, respectively)	74,485	93,915
Deferred tax asset	36,167	39,150
Derivative asset	20,194	15,366
Other current assets	18,077	11,954
Total current assets	265,803	375,378

Oil and gas properties:
Oil and gas properties (using the successful efforts method of accounting):
Proved properties	2,956,315	2,802,315
Unproved properties	15,593	14,705
	2,971,908	2,817,020
Less: Accumulated depletion, impairment and amortization	(977,545)	(944,817)
Oil and gas properties, net	1,994,363	1,872,203

Furniture and fixtures, net	479	470
Deferred financing costs, net	12,556	13,493
Other assets, net	14,235	14,066
Total assets	$2,287,436	$2,275,610

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accruals	$192,735	$277,914
Current maturities of long-term debt	10,500	10,500
Asset retirement obligation	36,305	32,854
Derivative liability	460	8,114
Deferred tax liability	20	-
Other current liabilities	9,837	9,537
Total current liabilities	249,857	338,919

Long-term debt	1,324,927	1,356,130
Asset retirement obligation	97,548	99,254
Deferred tax liability	100,202	101,953
Derivative liability	2,703	1,194
Deferred revenue	47,870	59,229
Other liabilities	2,582	2,582
Total liabilities	1,825,689	1,959,261

Shareholders' equity:
Preferred stock: $0.001 par value	-	-
Common stock: $0.001 par value	36	36
Additional paid-in capital	402,531	400,334
Retained earnings	31,280	29,644
Accumulated other comprehensive loss	(110,100)	(112,754)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	322,836	316,349
Noncontrolling interest	138,911	-
Total equity	461,747	316,349
Total liabilities and shareholders' equity	$2,287,436	$2,275,610

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2009	2008

Oil and gas revenues	$68,256	$226,037
Other revenues	13,664	897
Total revenues	81,920	226,934

Costs, operating expenses and other:
Lease operating	20,214	24,618
Exploration	174	141
General and administrative	11,103	9,236
Depreciation, depletion and amortization	39,398	89,399
Impairment of oil and gas properties	8,049	-
Accretion of asset retirement obligation	2,904	4,300
Loss on abandonment	997	377
Loss on disposition of properties	148	-
Other, net	-	13
Total costs, operating expenses and other	82,987	128,084
Income (loss) from operations	(1,067)	98,850

Other income (expense):
Interest income	213	1,228
Interest expense, net	(12,623)	(28,127)
Gain on derivatives	16,245	40
Total other income (expense)	3,835	(26,859)

Income before income taxes	2,768	71,991
Income tax (expense) benefit:
Current	(378)	(12,436)
Deferred	1,252	(12,710)
Total income tax benefit (expense)	874	(25,146)

Net income	3,642	46,845
Less amount attributable to noncontrolling interest	(2,006)	-

Net income attributable to common shareholders	$1,636	$46,845

Net income per share attributable to common shareholders:
Basic	$0.05	$1.31
Diluted	$0.05	$1.29

Weighted average shares outstanding:
Basic	35,618	35,824
Diluted	35,706	36,247

CONSOLIDATED CASH FLOW DATA
(In Thousands)

	Three Months Ended
	March 31,
	2009	2008

Cash flows from operating activities:
Net income	$3,642	$46,845
Adjustments to operating activities	44,995	115,179
Changes in assets and liabilities	(25,752)	(344)
Net cash provided by operating activities	22,885	161,680

Cash flows from investing activities:
Additions to oil and gas properties	(234,452)	(250,052)
Additions to furniture and fixtures	(88)	(47)
Increase in restricted cash	(13,500)	-
Net cash used in investing activities	(248,040)	(250,099)

Cash flows from financing activities:
Proceeds from sale of noncontrolling interest	148,751	-
Principal payments of long-term debt	(33,812)	(3,042)
Net profits interest payments	-	(3,583)
Exercise of stock options	-	28
Net cash (used in) provided by financing activities	114,939	(6,597)

Effect of exchange rate changes on cash	(1,397)	139

Net decrease in cash and cash equivalents	(111,613)	(94,877)
Cash and cash equivalents, beginning of period	214,993	199,449

Cash and cash equivalents, end of period	$103,380	$104,572

	2009				2010					2011
	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY	1Q	FY
Gulf of Mexico
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	2,725	2,750	2,750	8,225	900				900
Price ($/MMBtu)	$6.71	$6.71	$7.07	$6.83	$5.02				$5.02

Collars
Natural Gas
Volumes (MMMBtu)	455	460	460	1,375	450	1,365	1,380	1,380	4,575	1,350	1,350
Floor Price ($/MMBtu)	$4.00	$4.00	$4.00	$4.00	$4.00	$4.75	$4.75	$4.75	$4.68	$4.75	$4.75
Ceiling Price ($/MMBtu)	$7.00	$7.00	$7.00	$7.00	$7.00	$7.95	$7.95	$7.95	$7.86	$7.95	$7.95

Puts
Crude Oil
Volumes (MBbls)	455	460	460	1,375	90	91	92	92	365
Floor Price ($/Bbl)	$29.75	$29.75	$29.75	$29.75	$24.70	$24.70	$24.70	$24.70	$24.70

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	455	460	759	1,674
Price ($/MMBtu)(1)	$5.55	$5.55	$5.91	$5.71

Collars
Natural Gas
Volumes (MMMBtu)					450	455	460	460	1,825	270	270
Floor Price ($/MMBtu)(1)					$5.70	$5.70	$5.70	$5.70	$5.70	$5.70	$5.70
Ceiling Price ($/MMBtu)(1)					$8.55	$8.55	$8.55	$8.55	$8.55	$8.55	$8.55

The above are ATP's outstanding financial and physical commodity contracts.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) Assumes exchange rate of 1.50 USD to 1.00 GBP

CONTACT:
ATP Oil & Gas Corporation, Houston
Chairman and CEO
T. Paul Bulmahn, 713-622-3311
or
Chief Financial Officer
Albert L. Reese Jr., 713-622-3311
www.atpog.com